Exhibit 99.1

PRESS RELEASE

Blackbaud Announces Sale of EVERFI

Charleston, S.C. (January 2, 2024) — Blackbaud, Inc. (NASDAQ: BLKB), the leading provider of software for powering social impact, today announced it has sold its EVERFI Inc. business to a private investment firm that is unaffiliated with Blackbaud. After a diligent and thorough strategic process, the sale was closed on December 31, 2024, for a nominal amount. The Company will be sharing more details in its next Form 10-K filing.

“We are working closely with the buyer and the EVERFI leadership team to provide a seamless transition for EVERFI’s customers and employees,” said Dale Strange, president of corporate impact, Blackbaud. "EVERFI remains well equipped to support its customers, delivering educational courses on key topics like financial literacy, wellness, compliance, and workplace training.”

Blackbaud’s YourCause® portfolio and Impact Edge™ solution, which power corporate giving, volunteering, engagement and impact reporting, will remain with Blackbaud and are a core part of the Company's go-forward strategy as we enable purpose-driven companies to power their corporate impact initiatives.

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the leading software provider exclusively dedicated to powering social impact. Serving the nonprofit and education sectors, companies committed to social responsibility and individual change makers, Blackbaud’s essential software is built to accelerate impact in fundraising, nonprofit financial management, digital giving, grantmaking, corporate social responsibility and education management. With millions of users and over $100 billion raised, granted or managed through Blackbaud platforms every year, Blackbaud’s solutions are unleashing the potential of the people and organizations who change the world. Blackbaud has been named to Newsweek’s list of America’s Most Responsible Companies, Quartz’s list of Best Companies for Remote Workers, and Forbes’ list of America’s Best Employers. A remote-first company, Blackbaud has operations in the United States, Australia, Canada, Costa Rica, India and the United Kingdom, supporting users in 100+ countries. Learn more at www.blackbaud.com or follow us on X/Twitter, LinkedIn, Instagram and Facebook.
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Forward-looking Statements
Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward- looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Although we attempt to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the risk factors set forth from time to time in our filings with the Securities and Exchange Commission (the “SEC”), copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. We assume no obligation and do not intend to update these forward- looking statements, except as required by law.